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                                                                  EXHIBIT 10.29

                            CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY
                                    WITH THE SECURITIES AND EXCHANGE COMMISSION.
                                                     ASTERISKS DENOTE OMISSIONS.



                             [Time Inc. Letterhead]

                                December 17,1998




VIA FEDERAL EXPRESS

Mr. Jeff Howard
Chief Executive Officer
THE VITAMIN SHOPPE
Westside Avenue
North Bergen, New Jersey 07047

Dear Jeff:


        I am writing to formalize our agreement for the exclusive sponsorship of the Ask Dr. Weil website by The Vitamin Shoppe for [*****]. As I hope you know, I am very pleased to continue this relationship with you, and look forward toward developing more ways to work together.



        This letter sets out the exclusive sponsorship package for [*****] in its entirety. As you will see, we have consolidated the language found in the letters setting forth the agreed upon terms of the 1998 package and have retained a substantial portion of the language we previously agreed upon. We have made changes only where necessary to reflect the 1999 package and to clarify issues left open or vague in the previous letters.



        1.      [*****] RATE



        The cost of the total sponsorship package for the Ask Dr. Weil website for the [*****] is [*****], as agreed to using the formula set out in the February 1998 letter. The Vitamin Shoppe will be entitled to [*****] from the cost of this sponsorship package. This renewal pricing covers sponsorship of the same sections of the Ask Dr. Weil website that exist as of today's date and that are specifically listed in Section 2 below. Additional content areas may be made available on the Ask Dr. Weil website during 1999 and The Vitamin Shoppe's opportunity to sponsor those is dealt with later in this letter.


        2.      THE PROGRAM


        Currently, Time Inc. New Media expects to make the following areas of the Ask Dr. Weil website publicly available on the World Wide Web of the Internet during the [*****]:


                Daily Q&A               Vitamin Advisor
                Editorial Links Page    Vitamin Search

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                Archives Area           Webcast Page*
                Herbal Medicine Chest   Weekly Newsletter


        * We are considering discontinuing the Webcast Page from the Ask Dr. Weil website.



        In addition, The Vitamin Shoppe's role as the sole sponsor and exclusive banner advertiser will extend to the Eight Week Program area of the Ask Dr. Weil website, but only to the extent such area is made available to all users of the Ask Dr. Weil website at no additional fee. However, this will not extend to any "premium" offerings (i.e., made available for a fee and/or offered only to a select group of users) of the Eight Week Program, including without limitation, a "premium" e-mail offering of such program.



        To underscore The Vitamin Shoppe's role as the sole sponsor and exclusive banner advertiser of the Ask Dr. Weil website on the Pathfinder Network, we will add the following tag line on the home page and each other page of the Ask Dr. Weil website (where space is available): "Sponsored by The Vitamin Shoppe".



        No other sponsors or banner advertisers will appear in those areas of the Ask Dr. Weil website listed above after the exclusive sponsorship starts on January 1, 1999. The Vitamin Shoppe will be the Ask Dr. Well website's sole commerce partner for the sale of vitamins and supplements, although the Ask Dr. Weil website may, from time to time during the calendar year 1999, include commerce-based buttons that promote products or services other than vitamins and supplements. In the event, however, that a third party with whom Time Inc. New Media has a pre-existing relationship desires to have commerce-based buttons that promote vitamins or supplements, such buttons shall be located [*****] or more clicks away from the Ask Dr. Weil website.



        Hyperlinks will be placed on the navigational frame that appears on virtually all places of the Ask Dr. Weil website, and within the Vitamin Advisor. We will also include a branded logo link on the navigational frame.



        In the event the Ask Dr. Weil website contains within its editorial text commerce-based hyperlinks (that are typically displayed in green and are to be distinguished from editorial hyperlinks which are typically displayed in blue and from commerce-based buttons) that point to third party websites, such hyperlinks shall not directly point directly (i.e., upon one click) to a page that promotes vitamins or supplements.



        The Vitamin Shoppe will develop and maintain within its website a customized page(s) which will feature and offer for sale only selected brands. The customized area will consist of no fewer than one (1) page, after which a visitor may be taken into the main portion of The Vitamin Shoppe website. Users who click the tagline, a banner advertisement, marketing button or other equivalent promotion of The Vitamin Shoppe while on the Ask Dr. Weil website





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will be automatically linked to such customized page(s) as the initial page(s)
they view on The Vitamin Shoppe's website.

        Time Inc. New Media will provide The Vitamin Shoppe with customized research, based on two surveys of Ask Dr. Weil users to be conducted at times to be mutually agreed upon by the parties.


        3.      NEW CONTENT/OPPORTUNITIES

        The Vitamin Shoppe will have the right to a first look for the following new and major areas of the Ask Dr. Weil website that Time Inc. New Media expects to launch: Bernie Siegel Clinic and Women's Clinic. You will have a two week period to review the cost and overall opportunity of such new areas. If The Vitamin Shoppe passes on the opportunity (or if the two week period has run), the Ask Dr. Weil website will have the right to market the opportunity to other parties.

        If the Ask Dr. Weil website chooses to lower the asking price for such new areas that it takes to the marketplace, we will provide The Vitamin Shoppe with an opportunity for a second look. The Vitamin Shoppe will then have four business days to review the revised cost associated with sponsoring such new areas. During this period of a second look, no other vitamin-related advertiser will be pitched. If The Vitamin Shoppe passes again on sponsoring such new areas of the Ask Dr. Weil website (or if the four business day period has run), the Ask Dr. Weil website will have the right to market the opportunity to other parties.

        4.      DR. WEIL DEATH AND OTHER ISSUES

        As you know, the agreement between Time Inc. New Media and Dr. Weil provides Time Inc. New Media with certain termination rights if Dr. Weil dies, is incapacitated or commits certain inappropriate acts. If Time Inc. New Media decides that it will no longer operate the website because of Dr. Weil's death or the occurrence of one of these acts, you would have no further obligation to Time Inc. New Media.

        However, if Dr. Weil dies, and the Ask Dr. Weil website continues to operate, The Vitamin Shoppe will have the option to cancel the agreement if Ad Views (as defined below) drop below an average of 700,000 per week over a consecutive four week period.

        5.      BANNER ROTATION AND CONTENT INFORMATION

        Time Inc. New Media will deliver to The Vitamin Shoppe on a bimonthly basis a list of upcoming editorial topics (to the extent that such a list is available). This will better serve both The Vitamin Shoppe and the website with banners that are relevant to the subjects being discussed.


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        6.      SYSTEM FAILURE GUARANTEES

        If the Ask Dr. Weil website does not technologically function properly for a full 24 hour period (or more), we will provide you with a cash rebate for the loss of the day (the amount to be prorated against the sponsorship cost). We will keep records in the unlikely event that this happens more than once.

        7.      PROMOTION

        The Vitamin Shoppe will have the right to include language such as, but not limited to, "exclusive sponsor of the Ask Dr. Weil website," and the name and likeness of Dr. Weil solely in the exact manner such name and likeness appear in the Ask Dr. Weil website icon, so long as we approve each such use and so long as you prominently and closely reference the Ask Dr. Weil website URL whenever using such icon. In addition, we will create and place at no cost to The Vitamin Shoppe, advertising in other Time Inc. New Media websites or Time Inc. print products (as determined by us following consultation with you) equivalent in value to four 1/3rd square advertisements in PEOPLE Weekly Magazine (the value of which shall be determined by reference to the open rate as set forth in PEOPLE Weekly Magazine's rate card as of the date of this letter). Such advertising will promote the Ask Dr. Weil website and include a reference to, "The Vitamin Shoppe as the exclusive sponsor of the Ask Dr. Weil website", or such other wording as the parties may agree.


        8.      LINK CO-SPONSOR TAGLINE

        The tagline featured under the Ask Dr. Weil icon will state the following: "Sponsored by The Vitamin Shoppe". The Vitamin Shoppe name will be linked so users can click directly on the company name. In return for this, we request that you provide a link from The Vitamin Shoppe's home page to the Ask Dr. Weil website.

        9.      WEEKLY TRAFFIC/SALES INFORMATION


        Time Inc. New Media will provide you with weekly Ad View information and click through numbers, via the Internet. We will review these figures with you to assist The Vitamin Shoppe in receiving the highest yield possible. "Ad View" shall mean each time that the sponsor tagline (as described above), a banner advertisement, a marketing button or any other equivalent promotion of the Vitamin Shoppe on the Ask Dr. Weil website (each of which shall be counted as a separate Ad View) is viewed by a user.


        You will provide us with weekly sales figures, along with the number of catalogs ordered, from The Vitamin Shoppe's website. This will provide us with an insight as to how the Ask Dr. Weil website is helping The Vitamin Shoppe and will enable us to work with you knowledgeably to enhance our relationship.


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                            CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY
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        10.     SPONSORSHIP PACKAGE [*****]

        For continuation of The Vitamin Shoppe's sponsorship of the Ask Dr. Weil website in the [*****], the Ask Dr. Weil website will require a written statement by September 15, 1999 of your interest to begin negotiations. If we receive your written statement by such date, then for the 30 day period starting on September 15, 1999 and ending on October 15, 1999, we will negotiate with The Vitamin Shoppe on an exclusive basis regarding the sponsorship opportunities on the Ask Dr. Weil website for the [*****]. In the event that no agreement is reached, we will be free to begin negotiations with third parties concerning the sponsorship of all or any portion of the Ask Dr. Weil website.


        11.     OTHER AREAS OF DISCUSSION

        The Vitamin Shoppe will be entitled to receive weekly Ad Views, and, to the extent such information is made available by us to other third party advertisers, unique user figures (which The Vitamin Shoppe acknowledges will be estimated research), provided by the Ask Dr. Weil website.

        12.     ADDITIONAL BENEFITS / OPPORTUNITIES

        Either party may issue its own press release announcing the continuation of this strategic relationship, subject to other party's prior written approval. Our Public Relations department will be responsible for completing these tasks.

        We will use The Vitamin Shoppe tagline in promotional and publicity material we distribute concerning the Ask Dr. Weil website, including in any print ads we run in Time Inc. magazines.

        We will designate a contact person here who will be able to provide you with information, reports or answers to questions. A monthly conference call or in-person meeting can also be set up if you wish.

        As you know, we represent one arm of the Dr. Weil franchise, which will continue to grow and prosper as we enter the new millennium. We will explore with Dr. Weil's representatives opportunities in other media that could benefit The Vitamin Shoppe and will act as liaison to coordinate The Vitamin Shoppe's involvement.

        We will work with you to create materials to be distributed in your stores that will benefit your customers.

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        13.     ADDITIONAL TERMS


        The fees will be payable on a quarterly basis with each payment due on or before the beginning of each quarter (except that the first payment will be due on or before January 15, 1999).


        The sponsorship opportunities we are offering in this letter relate only to those areas of the Ask Dr. Weil website listed above as they appear in the English language on the Pathfinder Network (as it is currently known), targeted to users in the U.S. and Canada. We reserve the right to repurpose the material on the Ask Dr. Weil website in other formats and other media, to translate it into another language and display the translation in other media or online, and to disaggregate the website material for license or syndication online outside of the Pathfinder Network, in such cases without any obligation to The Vitamin Shoppe.

        The Vitamin Shoppe will be responsible for completing all aspects of transactions sought by users of the Ask Dr. Weil site or the Pathfinder Network, including order processing and security, fulfillment, catalog distribution and customer service. In addition, The Vitamin Shoppe will comply with appropriate privacy policies in handling customers' personally identifying information. Specifically, The Vitamin Shoppe will prominently display, and will strictly comply with, a privacy policy on its website that is substantially similar to the privacy policy displayed on the Pathfinder Network, and strictly adheres to the privacy guidelines and principles promulgated by the Direct Marketing Association or the Online Privacy Alliance.

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        14.     CONCLUSION

        All of us here at Time Inc. New Media are very excited about continuing the relationship between the Ask Dr. Weil website and The Vitamin Shoppe. By combining the best that both companies have to offer, we will be able to offer the consumer a unique experience that will serve both of our objectives.

                                                 Sincerely,



                                                 Steven Petrow




ACKNOWLEDGED AND AGREED:

THE VITAMIN SHOPPE



By:        /s/ J. HOWARD
       ----------------------------------

Title:    President & CEO
       ----------------------------------




 cc.    TIME INC. NEW MEDIA         THE VITAMIN SHOPPE
        Linda McCutcheon            Larry Siegel
        Mark Ellis                  Joel Gurzinsky
        Christin Shanahan
        Jean Cho
        Jennifer Taylor



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